loanDepot Declares Regular Cash Dividend of $0.08 Per Share
Foothill Ranch, California, May 13, 2021 – loanDepot, Inc. (the “Company,” NYSE: “LDI,” together with its subsidiaries, “loanDepot”) today announced that it has declared a regular cash dividend of $0.08 per share on its Class A common stock and Class D common stock (the “Dividend”).The board of directors of LD Holdings Group LLC (“LD Holdings”), a subsidiary of the Company, has authorized, and LD Holdings has declared, a simultaneous cash dividend on its units. The Dividend will be paid on July 16, 2021 to the Company’s stockholders of record as of the close of business on July 1, 2021.
About loanDepot
loanDepot is a contemporary financial services company dedicated to delivering a best-in-class experience to its mortgage purchase and refinance customers. Launched in 2010, loanDepot offers a diversified network of retail and partner business channels, uniquely positioning it to serve a wide range of customers. Headquartered in Southern California, the Company has funded more than $350 billion in mortgage loans since its founding and currently ranks as the second largest retail nonbank lender and one of the leading retail mortgage lenders in the United States. Committed to serving the communities in which its team members live and work, loanDepot has donated millions of dollars to support a variety of local, regional and national philanthropic efforts, most recently giving more than $2.5 million to help with COVID-related efforts for first responders, healthcare workers, individuals and families nationwide. The Company also is a founding sponsor of War Heroes on Water, which supports ongoing therapeutic healing services for combat-wounded veterans nationwide.
Investor Relations and Media Contact:
Abe Gutierrez
Vice President, Investor Relations
(949) 860-8215
ir@loandepot.com
or
Nicole Carrillo
Executive Vice President, Chief Accounting Officer
(949) 575-5187
ir@loandepot.com

LDI-IR